Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is entered into this 28th day of April 2011, by and among Manhattan Bancorp (“MB”) and Bank of Manhattan, N.A. (the “Bank”) (collectively referred to as the “Company”) on the one hand, and Terry L. Robinson (“Employee”) on the other hand, on the basis of the following.

WHEREAS, MB, the Bank and Employee are parties to an Employment Agreement dated as of November 23, 2010 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the sufficiency of which is acknowledged, the parties hereby agree as follows:

1.             Definitions.  Except as otherwise provided herein, capitalized terms used in this Amendment shall have the definitions set forth in the Agreement.

2.             Amendment.  Section 6(b)(ii) of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“(ii)         If Employee’s employment is terminated under this Section without Cause by the Company or for Good Reason by Employee, Employee shall be paid out his Base Salary through the date of termination, any accrued but unused vacation pay as of the date of termination, and any incurred but unreimbursed business expenses.  In addition, if Employee’s employment is terminated under this Section without Cause by the Company or for Good Reason by Employee at any time after the date which is six months after the Effective Date and Employee executes and does not revoke a waiver and release agreement in a form acceptable to the Company, and any period for revocation expires, all occurring no later than thirty-five (35) days following termination, then Employee shall be paid separation pay equivalent to an additional twelve (12) months of salary based upon the Employee’s then current annual Base Salary (“Separation Pay”).  The Separation Pay, less applicable state and federal withholdings, shall be paid in equal installments during a twelve month period on the Company’s regular payroll dates (commencing with the first payroll date that is more than ten days following termination).”

3.             Terms of Agreement.  Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect.

4.             Conflicting Terms.  In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

5.             Entire Agreement.  This Amendment and the Agreement constitute the entire and exclusive agreement between the parties with respect to the subject matter hereof.  All previous discussions and agreements with respect to this subject matter are superseded by the

Agreement and this Amendment.  This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.  Facsimile counterparts shall be deemed to be originals.

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

DATED: April 28, 2011	EMPLOYEE

/s/ Terry L. Robinson
TERRY L. ROBINSON

DATED: April 28, 2011	Bank of Manhattan, N.A.

	By:	/s/ Grant Couch
Grant Couch, Chairman of the Board

DATED: April 28, 2011	Manhattan Bancorp

	By:	/s/ Grant Couch
Grant Couch, Chairman of the Board